Exhibit 3.3
Execution Copy
AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
ARMSTRONG RESOURCE PARTNERS, L.P.
October 1, 2011

i

Exhibit A — Partner Capital Contributions, Units and Sharing Ratios
Exhibit B —Form of Addendum Agreement
Exhibit C — Form of Spousal Consent

ii

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
ARMSTRONG RESOURCE PARTNERS, L.P.
     THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”) of Armstrong Resource Partners, L.P. (the “Partnership”), dated as of October 1, 2011, is made by and among Elk Creek GP, LLC, a Delaware limited liability company (the “General Partner”), as the general partner of the Partnership, and Yorktown Energy Partners VII, L.P., a Delaware limited partnership (“Yorktown VII”), and Yorktown Energy Partners VIII, L.P., a Delaware limited partnership (“Yorktown VIII,” and together with Yorktown VII, “Yorktown”), as the limited partners of the Partnership (sometimes individually referred to as a “Limited Partner” and collectively as the “Limited Partners”). Capitalized terms used herein and not defined shall have those meanings ascribed to them in the Original Agreement and elsewhere in this Agreement.
RECITALS:
     WHEREAS, the General Partner, Yorktown VII, and Yorktown VIII are parties to that certain Agreement of Limited Partnership of the Partnership dated March 31, 2008, as amended by Amendment No. 1 thereto dated December 19, 2008, Amendment No. 2 thereto dated June 26, 2009, Amendment No. 3 thereto dated November 2, 2009, Amendment No. 4 thereto dated March 31, 2010, Amendment No. 5 thereto dated May 26, 2010, Amendment No. 6 thereto dated November 9, 2010 and Amendment No. 7 thereto dated January 19, 2011 (the “Original Agreement”);
     WHEREAS, pursuant to this Agreement, the Partners desire to amend and restate the Original Agreement to (i) reflect the change of the Partnership’s name from “Elk Creek, L.P.” to “Armstrong Resource Partners, L.P.”; (ii) reclassify the Percentage Interests to units of Partnership Interests; (iii) provide that Yorktown VII or Yorktown VIII may unilaterally remove and replace the General Partner; and (iv) effect certain other changes as described herein;
     NOW, THEREFORE, in consideration of the premises and mutual agreements, provisions and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to affect the intentions of the undersigned Partners, the Partners hereby amend and restate the Original Agreement as follows:
ARTICLE I.
Formation of Limited Partnership
          Section 1.1. Formation. The Partnership was organized as a Delaware limited partnership under the name “Elk Creek, L.P.” by the filing of Certificate of Limited Partnership (the “Certificate”) under and pursuant to the Delaware Revised Uniform Limited Partnership Act (such laws and any successor statute, as amended from time to time, being herein called the

“Act”) on March 25, 2008. The Partnership changed its name to “Armstrong Resource Partners, L.P.” by the filing of a Certificate of Amendment to Certificate of Limited Partnership under and pursuant to the Act on September 27, 2011. The Partners hereby amend and restate the Original Agreement in its entirety. This amendment and restatement shall be effective on the date hereof.
          Section 1.2. Name. The name of the Partnership is “Armstrong Resource Partners, L.P.” Subject to all applicable laws, the business of the Partnership shall be conducted in the name of the Partnership unless under the law of some jurisdiction in which the Partnership does business such business must be conducted under another name or unless the General Partner determines that it is advisable to conduct Partnership business under another name. In such a case, the business of the Partnership in such jurisdiction or in connection with such determination may be conducted under such other name or names as the General Partner shall determine to be necessary. The General Partner shall cause to be filed on behalf of the Partnership such partnership or assumed or fictitious name certificate or certificates or similar instruments as may from time to time be required by law.
          Section 1.3. Business. Subject to the other provisions of this Agreement, the business of the Partnership shall be (a) to acquire, develop and dispose of any properties which may be used in coal mining activities, including but not limited to (i) leasehold interests, mineral interests and royalty interests, (ii) washplants, docks, facilities, equipment and other assets relating to such activities or properties and (iii) contracts, easements, servitudes, permits, licenses and other rights relating to the foregoing; (b) to lease, sell, abandon and otherwise dispose of Partnership properties; (c) to effectuate commodity hedging transactions in order to minimize the risk associated with the fluctuation of prices to be received by the Partnership from the sale of coal and related hydrocarbons and minerals from Partnership properties; (d) to participate in any of the foregoing activities either directly or indirectly through the ownership of interests in any other corporation, partnership, limited liability company, joint venture or other arrangement; and (e) to take all such other actions incidental to any of the foregoing as the General Partner may determine to be necessary or desirable to acquire, hold, own, distribute or otherwise dispose of Partnership properties (collectively, the “Business”). Notwithstanding the foregoing, the Business shall not include an Excluded Business Opportunity.
          Section 1.4. Places of Business; Registered Agent; Names and Addresses of Partners.
          (a) The address of the principal United States office and place of business of the Partnership and its street address shall be 7733 Forsyth Blvd., Suite 1625, St. Louis, Missouri 63105. The General Partner, at any time and from time to time, may change the location of the Partnership’s principal place of business and may establish such additional place or places of business of the Partnership as the General Partner shall determine to be necessary or desirable.
          (b) The registered office of the Partnership in the State of Delaware shall be the office of the initial registered agent named in the Certificate and the registered agent for service of process on the Partnership shall be the initial registered agent named in the Certificate. The General Partner, at any time and from time to time, may change the Partnership’s registered office or registered agent or both by complying with the applicable provisions of the Act, and may establish, appoint and change additional registered offices and registered agents of the Partnership in such other states as the General Partner shall determine to be necessary or advisable.
     (c) The mailing address and street address of each of the Partners is set forth on Exhibit A to this Agreement.
          Section 1.5. Term. The Partnership shall continue until terminated in accordance with ARTICLE VIII.
          Section 1.6. Filings. The Partners shall promptly execute and deliver all such certificates and other instruments conforming hereto as shall be necessary for the Partnership to accomplish all filing, recording, publishing and other acts appropriate to comply with all requirements for the operation of a limited partnership under the laws of the State of Delaware and for the qualification and operation of a limited partnership in all other jurisdictions where the Partnership shall propose to conduct business. Prior to conducting business in any jurisdiction, the Partnership shall comply with all requirements for the qualification of the Partnership to conduct business as a limited partnership in such jurisdiction.
          Section 1.7. Title to Partnership Property. All property owned by the Partnership, whether real or personal, tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually, shall have any ownership of such property. The Partnership may hold its property in its own name or in the name of one or more of its Affiliates or one or more nominees, as the General Partner may determine.
          Section 1.8. No Payments of Individual Obligations. The Partners shall use the Partnership’s credit and assets solely for the benefit of the Partnership. No asset of the Partnership shall be transferred or encumbered for or in payment of any individual obligation of any Partner.
ARTICLE II.
Definitions and References
          Section 2.1. Defined Terms. In addition to the terms defined throughout this Agreement, the following terms shall have the respective meanings set forth below:
     “Act” shall have the meaning assigned to such term in Section 1.1.
     “Addendum Agreement” shall have the meaning assigned to such term in Section 9.1(a).
     “Adjusted Capital Account” shall mean the Capital Account maintained for each Partner as provided in Section 7.1(b) as of the end of each fiscal year, (a) increased by (i) the amount of any unpaid Capital Contributions agreed to be contributed by such Partner under ARTICLE III, if any, and (ii) an amount equal to such Partner’s allocable share of Minimum Gain as computed on the last day of such fiscal year in accordance with the applicable Treasury Regulations, and (b) reduced by the adjustments provided for in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4)-(6).
     “Affiliate” shall mean (a) any person directly or indirectly owning, controlling or holding power to vote 10% or more of the outstanding voting securities of another person, (b) any person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by another person, (c) any person directly or indirectly controlling, controlled by or under common control with another person, and (d) any officer, director, member, partner or immediate family member of another person or any person described in subsection (a), (b) or (c) of this paragraph.
     “Agent” shall have the meaning assigned to such term in Section 9.3.
     “Agreement” shall have the meaning assigned to such term in the Preamble.
     “Approved Sale” shall have the meaning assigned to such term in Section 9.3.
     “Bankruptcy” or “Bankrupt” means with respect to any person, that (a) such person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such person or of all or any substantial part of such person’s properties; or (b) against such person, a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law has been commenced and 120 days have expired without dismissal thereof or with respect to which, without such person’s consent or acquiescence, a trustee, receiver, or liquidator of such person or of all or any substantial part of such person’s properties has been appointed and 90 days have expired without the appointment’s having been vacated or stayed, or 90 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.
     “Business” shall have the meaning assigned to such term in Section 1.3.
     “Capital Account” shall have the meaning assigned to such term in Section 7.1(b).
     “Capital Contributions” shall mean for any Partner at the particular time in question the aggregate of the dollar amounts of any cash, or the fair market value of any property, contributed to the capital of the Partnership, or, if the context in which such term is used so indicates, the dollar amounts of cash or the fair market value of any property agreed to be contributed, or requested to be contributed, by such Partner to the capital of the Partnership.

     “Carrying Value” means with respect to any asset, the value of such asset as reflected in the Capital Accounts of the Partners. The Carrying Value of any asset shall be such asset’s adjusted basis for federal income tax purposes, except as follows:
     (a) The initial Carrying Value of any asset contributed by a Partner to the Partnership will be the fair market value of the asset on the date of the contribution, as reasonably determined by the General Partner;
     (b) The Carrying Value of all Partnership assets shall be adjusted to equal their respective fair market values, as determined by the General Partner, upon (i) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for a Capital Contribution that is not de minimis or in exchange for the performance of services to or for the benefit of the Partnership; (ii) the distribution by the Partnership to a Partner of Partnership property that is not de minimis as consideration for a Partnership Interest in the Partnership; and (iii) the liquidation of the Partnership as provided in Section 8.2 of this Agreement; provided that the adjustments pursuant to clauses (i) and (ii) shall be made only if the General Partner determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners;
     (c) The Carrying Value of any Partnership asset distributed to any Partner shall be adjusted to equal the fair market value of such asset on the date of distribution, as determined by the General Partner;
     (d) The Carrying Value of an asset shall be adjusted by Cost Recovery taken into account with respect to such asset for purposes of computing Net Profits and Net Losses; and
     (e) The Carrying Value of Partnership assets shall be adjusted at such other times as required in the applicable Treasury Regulations.
     “Certificate” shall have the meaning assigned to such term in Section 1.1.
     “Confidential Information” shall mean, all confidential and proprietary information (irrespective of the form of communication) obtained by or on behalf of, a Partner from the Partnership or its representatives; provided, however, that the obligations of confidentiality contained herein as they relate to the transactions contemplated by this Agreement shall not apply to the tax structure or tax treatment of such transactions or to information which (i) was or becomes generally available to the public other than as a result of a breach of this Agreement by such Partner or a Related Party of such Partner, (ii) was or becomes available to such Partner on a nonconfidential basis prior to disclosure to the Partner by the Partnership or its representatives, (iii) was or becomes available to the Partner from a source other than the Partnership and its representatives, provided that such source is not known by such Partner to be bound by a confidentiality agreement with the Partnership, or (iv) is independently developed by such Partner without the use of any such information received under this Agreement.

     “Cost Recovery” means for each fiscal year or other period, an amount equal to the depreciation, depletion, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Cost Recovery shall be an amount which bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, depletion, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis (unless the adjusted tax basis is equal to zero, in which event Cost Recovery shall be determined under any reasonable method selected by the Partners).
     “Disposition Units” shall have the meaning assigned to such term in Section 9.2.
     “Distributable Funds” shall have the meaning assigned to such term in Section 4.3(b).
     “Drag-Along Transaction” shall mean (i) any consolidation, conversion, merger or other business combination involving the Partnership in which all outstanding Partnership Interests (including Units) are exchanged for or converted into cash, securities of a corporation or other business organization or other property, (ii) a sale or other disposition of all or substantially all of the assets of the Partnership to be followed promptly by a liquidation of the Partnership or a distribution to the Partners of all or substantially all of the net proceeds of such Disposition after payment or other satisfaction of liabilities and other obligations of the Partnership, or (iii) the sale by all the Partners of all their Partnership Interests (including Units); provided that, each of the material terms and provisions of any such transaction described in clauses (i), (ii) and (iii) provides for equal and/or proportionate treatment of each of the Partners.
     “Employee” means an individual who is employed by, or serves as a service provider or any other independent contractor role for, the Partnership or any of its Subsidiaries or Affiliates.
     “Excess Percentage Depletion” means percentage depletion deductions allowable to the Partnership under section 613(c) of the Internal Revenue Code in respect of an item of depletable property of the Partnership to the extent that they exceed the adjusted tax basis of such property for federal income tax purposes.
     “Excluded Affiliate Transfer” means (i) any Transfer of Units by Yorktown, whether voluntarily or by operation of law, to a partner or other Affiliate or a legal successor or successor fund of Yorktown; (ii) any Transfer of Units by a Partner who is an individual to a member of such Partner’s family or to a revocable trust for estate planning purposes, but only if the Partner retains the right to vote such Units following such Transfer; and (iii) any Transfer of Units by a Partner which is a trust to the principal beneficiary of that trust; provided that, in the case of any Transfer described in clauses (i)-(iii), such transferee agrees to be bound by the terms of this Agreement and evidences same by executing an Addendum Agreement promptly upon receiving the assignment of such Units.
     “Excluded Business Opportunity” shall have the meaning assigned to such term in Section 6.7.

     “Exit Date” shall have the meaning assigned to such term in Section 8.1(a).
     “Exit Transaction” shall have the meaning assigned to such term in Section 6.2(b).
     “General Partner” shall mean Elk Creek GP, LLC, a Delaware limited liability company.
     “Indemnitee” shall have the meaning assigned to such term in Section 5.2(b).
     “Initial Funding Date” shall mean the date on which the Partners made their initial Capital Contributions to the Partnership.
     “Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute or statutes.
     “Involuntary Transfer” shall mean a Transfer resulting from (i) the death of a Partner, (ii) the Bankruptcy of a Partner, (iii) the entry of a divorce decree directly involving such Partner, (iv) the execution of either a judgment or a foreclosure by a court of law against a Partner, (v) or any other event that forces a Partner to Transfer any of its Partnership Interest (including Units) to a third party, including events occurring by operation of law.
     “Involuntary Transfer Notice” shall have the meaning assigned to such term in Section 9.4(a).
     “Limited Partners” shall have the meaning assigned to such term in the Preamble.
     “Marketable Securities” means freely tradable common stock or similar equity securities (with no restrictions on disposition under applicable law or contract) approved for listing on the New York Stock Exchange or the Nasdaq Stock Market with a market value of its outstanding common stock or similar equity securities owned by non-Affiliates in excess of $50,000,000.
     “Minimum Gain” shall mean (i) with respect to Partnership Nonrecourse Liabilities, the amount of gain that would be realized by the Partnership if it disposed of (in a taxable transaction) all Partnership properties that are subject to Partnership Nonrecourse Liabilities in full satisfaction of Partnership Nonrecourse Liabilities, computed in accordance with applicable Treasury Regulations, or (ii) with respect to each Partner Nonrecourse Debt, the amount of gain that would be realized by the Partnership if it disposed of (in a taxable transaction) the Partnership property that is subject to such Partner Nonrecourse Debt in full satisfaction of such Partner Nonrecourse Debt, computed in accordance with applicable Treasury Regulations.
     “Net Profit” or “Net Loss” shall mean, with respect to any fiscal year or other fiscal period, the net income or net loss of the Partnership for such period, determined in accordance with federal income tax accounting principles and Section 703(a) of the Internal Revenue Code (including any items that are separately stated for purposes of Section 702(a) of the Internal Revenue Code), with the following adjustments:
     (a) any income of the Partnership that is exempt from federal income tax shall be included as income;

     (b) any expenditures of the Partnership that are described in Section 705(a)(2)(B) of the Internal Revenue Code or treated as so described pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i) shall be treated as current expenses;
     (c) if Partnership assets are distributed to the Partners in kind, such distributions shall be treated as sales of such assets for cash at their respective fair market values in determining Net Profit and Net Loss;
     (d) in the event the Carrying Value of any Partnership asset is adjusted as provided in this Agreement, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profit or Net Loss;
     (e) gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Carrying Value of the property disposed of, notwithstanding that the adjusted tax basis for such property differs from its Carrying Value;
     (f) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Cost Recovery for such fiscal year or other period; and
     (g) items specially allocated under Section 4.2 shall be excluded.
     “Nonrecourse Deductions” shall have meaning assigned to such term in Treasury Regulation Section 1.704-2(b).
     “Non-Selling Partners” shall have the meaning assigned to such term in Section 9.2.
     “Offeree” shall have the meaning assigned to such term in Section 3.3(b).
     “Offered New Securities” shall have the meaning assigned to such term in Section 3.3(a).
     “Original Agreement” shall have the meaning assigned to such term in the Recitals.
     “Partners” shall mean the General Partner and those persons that execute this Agreement as a Limited Partner, and any Person who becomes an additional or substitute Partner pursuant to the terms hereof.
     “Partner Nonrecourse Debt” shall mean any nonrecourse debt of the Partnership for which any Partner, or Person related to a Partner, bears the economic risk of loss.
     “Partner Nonrecourse Deductions” shall mean the amount of deductions, losses and expenses equal to the net increase during the year in Minimum Gain attributable to a Partner Nonrecourse Debt, reduced (but not below zero) by proceeds of such Partner Nonrecourse Debt distributed during the year to the Partners who bear the economic risk of loss for such debt, as determined in accordance with applicable Treasury Regulations.
     “Partners’ Right of Second Refusal” shall have the meaning assigned to such term in Section 9.2(a).
     “Partnership” shall mean Armstrong Resource Partners, L.P., a Delaware limited partnership.
     “Partnership Interest” shall have the meaning assigned to such term in Section 9.1(a).
     “Partnership Nonrecourse Liabilities” shall mean nonrecourse liabilities (or portions thereof) of the Partnership for which no Partner, or Person related to a Partner, bears the economic risk of loss.
     “Partnership Securities” shall have the meaning assigned to such term in Section 3.3(a).
     “Partnership’s Expiration Notice” shall have the meaning assigned to such term in Section 9.2(a).
     “Partnership’s Refusal Period” shall have the meaning assigned to such term in Section 9.2(a).
     “Partnership’s Right of First Refusal” shall have the meaning assigned to such term in Section 9.2(a).
     “Person” (whether or not capitalized) means any natural person, corporation, company, limited or partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, business trust, or other entity or organization, whether or not a governmental authority.
     “Preemptive Offer” shall have the meaning assigned to such term in Section 3.3(a).
     “Preemptive Offer Acceptance Notice” shall have the meaning assigned to such term in Section 3.3(b).
     “Proceeding” shall mean any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, or any appeal in such action, suit or proceeding or any inquiry or investigation that could lead to such action, suit or proceeding.
     “Proportionate Percentage” shall mean, with respect to a Partner, a fraction, expressed as a percentage, the numerator of which is the number of Units owned by such Partner and the denominator of which is (i) in a situation where the Proportionate Percentage is being calculated with respect to all Partners, the total number of Units owned by all Partners at the time in question and (ii) in a situation where the Proportionate Percentage is being calculated with respect to a particular group of Partners, the total number of Units owned by the members of such group.
     “Proposed Purchaser” shall have the meaning assigned to such term in Section 9.2.
     “Purchase Offer” shall have the meaning assigned to such term in Section 9.2(c).
     “Purchase Price” shall have the meaning assigned to such term in Section 3.2.
     “Qualified Merger” means a merger of the Partnership with and into a Qualified Public Company (or a Subsidiary of a Qualified Public Company) in which the consideration received for Units pursuant to the merger consists of cash and/or Marketable Securities of such Qualified Public Company.
     “Qualified Public Company” means a corporation or other entity whose common stock (or similar equity securities) are authorized and approved for listing on the New York Stock Exchange or the Nasdaq Stock Market and the market value of the outstanding common stock (or similar equity securities) of which corporation or other entity owned by non-Affiliates of such corporation is in excess of $50,000,000.
     “Qualified Public Offering” means any firm commitment underwritten offering by the Partnership to the public pursuant to an effective registration statement under the Securities Act (i) for which aggregate cash proceeds to be received by the Partnership from such offering (without deducting underwriting discounts, expenses and commissions) are at least $50,000,000, and (ii) pursuant to which equity securities of the Partnership are authorized and approved for listing on the New York Stock Exchange or the Nasdaq Stock Market system.
     “Refused New Securities” shall have the meaning assigned to such term in Section 3.3(c).
     “Regulatory Allocations” shall have the meaning assigned to such term in Section 4.2(d).
     “Related Party” means (i) any Person who is a Partner of the Partnership, and any partner, member, shareholder, officer, director, employee, or other Affiliate of such Person, or (ii) an entity owned directly or indirectly by the Partners of the Partnership in substantially the same proportion as their ownership of the Partnership.
     “Remaining Disposition Units” shall have the meaning assigned to such term in Section 9.2(a).
     “Removal Date” shall have the meaning assigned to such term in Section 9.7.
     “Securities Act” means the Securities Act of 1933, as amended, and any successor statute thereto and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
     “Selling Partner” shall have the meaning assigned to such term in Section 9.2.

     “Sharing Ratio” shall mean for any Partner, the proportion that such Partner’s Units bear to the total number of Units outstanding as of the date of such determination. The Sharing Ratios as of the date hereof are set forth on Exhibit A.
     “Subsidiary” means any corporation or other entity a majority of the common stock (or similar equity securities) of which having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is at the time owned, directly or indirectly, with power to vote, by the Partnership or any direct or indirect Subsidiary of the Partnership.
     “Supermajority Interest” shall mean the holders of at least 75% of the then outstanding Partnership Interests (including Units).
     “Tag-Along Partner” shall have the meaning assigned to such term in Section 9.2(c).
     “Transfer,” including the correlative terms, means any direct or indirect transfer, assignment, sale, gift, inter vivos transfer, pledge, hypothecation, mortgage, hedge or other encumbrance, or any other disposition (whether voluntary or involuntary or by operation of law), of Partnership Interests (including Units or any interest (pecuniary or otherwise) therein or right thereto), including without limitation derivative or similar transactions or arrangements whereby a portion or all of the economic interest in, or risk of loss or opportunity for gain with respect to, Partnership Interests (including Units) is transferred or shifted to another Person.
     “Transfer Notice” shall have the meaning assigned to such term in Section 9.2.
     “Treasury Regulations” shall mean regulations promulgated by the United States Treasury Department under the Internal Revenue Code.
     “Unit” shall mean a unit of Partnership Interest in the Partnership issued to a Partner in return for the Capital Contributions funded pursuant to ARTICLE III hereof and reflected from time to time on Exhibit A hereto and incorporated herein by reference. As of the date hereof, the total number of Units is 1,347,000.
     “Yorktown” shall have the meaning assigned to such term in the Preamble.
     “Yorktown Portfolio Companies” shall have the meaning assigned to such term in Section 6.7.
     “Yorktown VII” shall have the meaning assigned to such term in the Preamble.
     “Yorktown VIII” shall have the meaning assigned to such term in the Preamble.
          Section 2.2. References and Titles. All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder”, and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.
ARTICLE III.
Capitalization and Units
          Section 3.1. Capital Contributions. Upon formation of the Partnership, Yorktown VII contributed to the Partnership $24,500,000 in cash and the General Partner contributed to the Partnership $500,000 in cash. On December 19, 2008 Yorktown VIII contributed to the Partnership $30,000,000 in cash. On June 26, 2009 Yorktown VIII contributed an additional $30,600,000 to the Partnership. On November 2, 2009 Yorktown VIII contributed an additional $11,000,000 to the Partnership. On March 31, 2010 Yorktown VIII contributed an additional $9,500,000 to the Partnership. On May 26, 2010 Yorktown VIII contributed an additional $12,600,000 to the Partnership. On November 9, 2010 Yorktown VIII contributed an additional $11,000,000 to the Partnership. On January 19, 2011 Yorktown VIII contributed an additional $5,000,000 to the Partnership. In exchange for the foregoing Capital Contributions, Yorktown VII acquired a 18.19% Percentage Interest in the Partnership, Yorktown VIII acquired a 81.44% Percentage Interest in the Partnership and the General Partner acquired a 0.37% Percentage Interest in the Partnership. As of the date of this Agreement, the Percentage Interests held by Yorktown VII, Yorktown VIII and the General Partner shall be reclassified into that number of Units equal to the quotient of (i) aggregate Capital Contributions of Yorktown VII, Yorktown VIII and the General Partner, divided by (ii) 100. Set forth opposite the names of Yorktown VII, Yorktown VIII and the General Partner on Exhibit A, under the column entitled “Reclassified Units” is the aggregate number of Units into which the Percentage Interests of Yorktown VII, Yorktown VIII and the General Partner have been reclassified.
          Section 3.2. Purchase Price. In consideration of the sale of the Units to a Partner, each Partner paid to the Partnership the purchase price of $100.00 per Unit (the “Purchase Price”) multiplied by the number of Units to be purchased by such Purchaser, in immediately available funds by wire transfer to a bank account designated by the Partnership.
          Section 3.3. Preemptive Rights For New Securities Issued By the Partnership.
     (a) In addition to the Units authorized pursuant to Section 3.1 and Section 3.2, the General Partner is hereby authorized to cause the Partnership to issue, such additional Units, or classes or series thereof, or options, rights, warrants or appreciation rights relating thereto, or any other type of equity security that the Partnership may lawfully issue any unsecured or secured debt obligations of the Partnership or debt obligations of the Partnership convertible into any class or series of equity securities of the Partnership (collectively, “Partnership Securities”), upon compliance with this Section 3.3. The General Partner may cause the Partnership to issue such Partnership Securities at any time and from time to time if (i) the Partnership shall have a need for additional Capital Contributions for any proper Partnership purpose and (ii) the General Partner shall offer (the “Preemptive Offer”) each existing Partner with the right to acquire such newly-issued Partnership Securities (the “Offered New Securities”) by delivery to such Partner of written notice of such offer stating the Partnership proposes to sell such Offered New Securities, the number or amount of the Offered New Securities proposed to be sold, the proposed purchase price herefore and any other terms and conditions of such offer. The Preemptive Offer shall by its terms remain open and irrevocable for a period of 15 days from the date it is delivered by to the Partners eligible to receive such notice (the “Preemptive Offer Period”).
     (b) Each Partner being offered the Offered New Securities (an “Offeree”) shall have the option, exercisable at any time during the Preemptive Offer Period by delivering written notice to the Partnership (a “Preemptive Offer Acceptance Notice”), to subscribe for (i) the number or amount of such Offered New Securities up to its Proportionate Percentage of the group of such Offerees of the total number or amount of Offered New Securities proposed to be issued and (ii) the number or amount of such Offered New Securities up to its Proportionate Percentage as determined below of the Offered New Securities not subscribed for by other Offerees as specified in its Preemptive Offer Acceptance Notice pursuant to clause (i) above. Any Offered New Securities not subscribed for by an Offeree pursuant to clause (i) of the immediately preceding sentence shall be deemed to be re-offered to and accepted by the Offerees exercising their options specified in clause (ii) of the immediately preceding sentence with respect to the lesser of (A) the number or amount specified in their respective Preemptive Offer Acceptance Notices and (B) an amount equal to their respective Proportionate Percentage of the group of such Offerees electing to subscribe for Offered New Securities pursuant to such clause (ii) with respect to such deemed offer. Such deemed offer and acceptance procedures described in the immediately preceding sentence shall be deemed to be repeated, to the extent required, until either (x) all of the Offered New Securities are deemed accepted by the Offerees or (y) the full number and amount of Offered New Securities subscribed for in all of the Preemptive Offer Acceptance Notices have been accepted. The Partnership shall notify each Offeree accepting Offered New Securities hereunder within five days following the expiration of the Preemptive Offer Period of the number or amount of Offered New Securities which such Offeree has subscribed to purchase, the closing date for the sale of such Offered New Securities (which closing shall be at a reasonable place and time within 45 days from the expiration of the applicable Preemptive Offer Period) and such other details (consistent with the Preemptive Offer) necessary and reasonable in order to effectuate the sale of the Offered New Securities.
     (c) If Preemptive Offer Acceptance Notices are not given by the eligible Partners for all the Offered New Securities, the Partnership shall have 45 days from the expiration of the Preemptive Offer Period to sell all or any part of such Offered New Securities as to which Preemptive Offer Acceptances Notices have not been given by the Partners (the “Refused New Securities”) to any other Persons, but only upon terms and conditions in all material respects, including price, which are no more favorable, individually or in the aggregate, to such other Persons or less favorable, individually or in the aggregate, to the Partnership than those set forth in the Preemptive Offer. Upon the closing, which shall occur at a reasonable time and place within such 45 day period, of the sale to such other Persons of the Refused New Securities, the accepting Partners shall purchase from the Partnership, and the Partnership shall sell to the accepting Partners, the Offered New Securities with respect to which the Preemptive Offer Acceptance Notices were delivered by the accepting Partners, at the terms specified in the Preemptive Offer. In each case, any Offered New Securities not purchased by the accepting Partners or any other Persons in accordance with this Section 3.3 within 45 days after the expiration of the Preemptive Offer Period may not be sold or otherwise disposed of until they are again offered to the Partners under the procedures specified in this Section 3.3.
     (d) Notwithstanding the foregoing provisions of this Section 3.3, the rights of the Partners under this Section 3.3 shall not apply to the following Partnership Securities:
     (i) the issuance of any Units or other forms of equity compensation to Employees approved by the General Partner;
     (ii) Partnership Securities issued as consideration to the sellers in connection with an acquisition by the Partnership in a bona fide arms length transaction, the terms of which have been approved by the General Partner;
     (iii) Partnership Securities issued in connection with any issuance of debt by the Partnership, the terms of which have been approved by the General Partner;
     (iv) Partnership Securities issued upon the exercise or conversion of any Partnership Securities issued in compliance with this Section 3.3;
     (v) Partnership Securities offered to the public pursuant to a registration statement filed under the Securities Act, including without limitation pursuant to a Qualified Public Offering;
     (vi) Partnership Securities offered by the Partnership pursuant to Rule 144A promulgated under the Securities Act;
     (vii) Partnership Securities issued in connection with an Exit Transaction or an Approved Sale pursuant to Section 9.3, including without limitation a Qualified Merger;
     (viii) Partnership Securities issued as a dividend or upon any split or other pro-rata subdivision or combination of the Partnership Securities; and
     (e) The rights of the Partners under this Section 3.3 shall terminate upon the earliest to occur of: (i) the occurrence of an Exit Transaction, (ii) the consummation of an Approved Sale pursuant to Section 9.3, or (iii) the date on which the Partnership completes the initial sale of its equity securities to the public pursuant to a registration under the Securities Act.
     (f) Any provision of this Section 3.3 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), upon the written consent of Partners holding a Supermajority Interest. Any amendment or waiver effected in accordance with this Section 3.3 shall be binding upon each Partner and the Partnership.
          Section 3.4. Return of Contributions. No interest shall accrue on any contributions to the capital of the Partnership, and no Partner shall have the right to withdraw or to be repaid any capital contributed by such Partner except as otherwise specifically provided in this Agreement.
ARTICLE IV.
Allocations and Distributions
          Section 4.1. Allocations of Profits and Losses. The Partners shall share Partnership Net Profits and Net Losses and all related items of income, gain, loss, deduction and credit for federal income tax purposes as follows:
     (a) After giving effect to the allocations contained in Section 4.2, Net Profits or Net Loss of the Partnership for any fiscal year shall be allocated among the Partners in such manner as shall cause the Capital Accounts of the Partners to equal, as nearly as possible, (i) the amounts such Partners would receive if all cash on hand at the end of such year were distributed to the Partners under Section 4.3, and all assets on hand at the end of such year were sold for cash at the Carrying Values of such assets, all Partnership liabilities were satisfied to the extent required by their terms (limited, with respect to any Partnership Nonrecourse Liabilities and Partner Nonrecourse Debt, to the Carrying Values of the assets securing each such liability) and any remaining cash were distributed to the Partners under Section 4.3 minus (ii) such Partner’s share of Minimum Gain.
     (b) The General Partner shall make the foregoing allocations as of the last day of each fiscal year; provided, however, that if during any fiscal year of the Partnership there is a change in any Partner’s Partnership Interest in the Partnership, the General Partner shall make the foregoing allocations as of the date of each such change in a manner which takes into account the varying interests of the Partners and in a manner the General Partner reasonably deems appropriate.
          Section 4.2. Special Allocations.
     (a) Notwithstanding any of the provisions of Section 4.1 or this Section 4.2 to the contrary:
     (i) Nonrecourse Deductions shall be allocated to the Partners pro rata in accordance with their relative Sharing Ratios.
     (ii) If during any fiscal year of the Partnership there is a net increase in Minimum Gain attributable to a Partner Nonrecourse Debt that gives rise to Partner Nonrecourse Deductions, each Partner bearing the economic risk of loss for such Partner Nonrecourse Debt shall be allocated items of Partnership deductions and losses for such year (consisting first of cost recovery or depreciation deductions with respect to property that is subject to such Partner Nonrecourse Debt and then, if necessary, a pro rata portion of the Partnership’s other items of deductions and losses, with any remainder being treated as an increase in Minimum Gain attributable to Partner Nonrecourse Debt in the subsequent year) equal to such Partner’s share of Partner Nonrecourse Deductions, as determined in accordance with applicable Treasury Regulations.
     (iii) If for any fiscal year of the Partnership there is a net decrease in Minimum Gain attributable to Partnership Nonrecourse Liabilities, each Partner shall be allocated items of Partnership income and gain for such year (consisting first of gain recognized from the disposition of Partnership property subject to one or more Partnership Nonrecourse Liabilities and then, if necessary, a pro rata portion of the Partnership’s other items of income and gain, and if necessary, for subsequent years) equal to such Partner’s share of such net decrease (except to the extent such Partner’s share of such net decrease is caused by a change in debt structure with such Partner commencing to bear the economic risk of loss as to all or part of any Partnership Nonrecourse Liability or by such Partner contributing capital to the Partnership that the Partnership uses to repay a Partnership Nonrecourse Liability), as determined in accordance with applicable Treasury Regulations.
     (iv) If for any fiscal year of the Partnership there is a net decrease in Minimum Gain attributable to a Partner Nonrecourse Debt, each Partner bearing the economic risk of loss for such Partner Nonrecourse Debt shall be allocated items of Partnership income and gain for such year (consisting first of gain recognized from the disposition of Partnership property subject to Partner Nonrecourse Debt, and then, if necessary, a pro rata portion of the Partnership’s other items of income and gain, and if necessary, for subsequent years) equal to such Partner’s share of such net decrease (except to the extent such Partner’s share of such net decrease is caused by a change in debt structure such that the Partner Nonrecourse Debt becomes partially or wholly a Partnership Nonrecourse Liability or by the Partnership’s use of capital contributed by such Partner to repay the Partner Nonrecourse Debt) as determined in accordance with applicable Treasury Regulations.
     (b) The Net Losses allocated pursuant to this Article shall not exceed the maximum amount of Net Losses that can be allocated to a Partner without causing or increasing a deficit balance in the Partner’s Adjusted Capital Account balance. All Net Losses in excess of the limitations set forth in this Section 4.2(b) shall be allocated to Partners with positive Adjusted Capital Account balances remaining at such time in proportion to such positive balances.
     (c) In the event that a Partner unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that causes or increases a deficit balance in such Partner’s Adjusted Capital Account, items of Partnership income and gain shall be allocated to that Partner in an amount and manner sufficient to eliminate the deficit balance as quickly as possible.

     (d) The allocations set forth in subsections (a), (b) (last sentence), and (c) of this Section 4.2 (collectively, the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations that are made be offset either with other Regulatory Allocations or with special allocations pursuant to this Section 4.2(d). Therefore, notwithstanding any other provisions of this Section 4.2 (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s Adjusted Capital Account balance is, to the extent possible, equal to the Adjusted Capital Account balance such Partner would have had if the Regulatory Allocations were not part of the Agreement and all Partnership items were allocated pursuant to Section 4.1 and the remaining subsections of this Section 4.2.
     (e) In the case of any property the Carrying Value of which differs from its adjusted tax basis, items of income, gain, loss and deduction shall, solely for income tax purposes, be allocated as required under Section 704(c) of the Internal Revenue Code and the applicable Treasury Regulations to take account of such difference. In making such allocations, the General Partner shall use the remedial method unless the General Partner determines that another method is more appropriate.
     (f) In the event Units are issued to a Person and the issuance of such Units results in items of income or deduction to the Partnership, such items of income or deduction shall be allocated to the Partners immediately before the issuance of such Units.
     (g) For federal income tax purposes for each taxable year of the Partnership, Excess Percentage Depletion shall be allocated to the Partners in the same proportion as the Partners’ respective distributive shares of gross income from the depletable property under section 613(c) of the Internal Revenue Code, as required by Treasury Regulation Section 1.704-1(b)(4)(iii). Excess Percentage Depletion shall not be taken into account for purposes of determining the Carrying Value of an asset of the Partnership or the Capital Accounts of the Partners.
          Section 4.3. Distributions.
     (a) The Partnership may distribute to the Partners funds of the Partnership that the General Partner reasonably determines are not needed for the payment of existing or foreseeable Partnership obligations and expenditures. Distributions pursuant to this Section 4.3(a) may be made at such times and in such amounts as the General Partner, in its sole discretion, determines to be appropriate. All such distributions made pursuant to this Section 4.3(a) shall be made to the Partners according to their respective Sharing Ratios.
     (b) In addition to distributions made to the Partners pursuant to Section 4.3(a), and subject to applicable law, to the extent that the General Partner determines that the Partnership has available cash in excess of the working capital requirements of the Partnership for the then-following 12-month period (“Distributable Funds”), the Partners shall be paid within 90 days after the end of each year an amount equal to the lesser of (i) the Distributable Funds, or (ii) an amount equal to the highest marginal federal income tax rate for ordinary income to individuals multiplied by Net Profit of the Partnership, if any, for such year, such payment to be made among the Partners in the same percentages as the Net Profit for such year was allocated. Any such payments to a Partner under this Section 4.3(b) shall be deemed to be a draw against such Partner’s share of future distributions under Section 4.3(a), so that such Partner’s share of such future distributions shall be reduced by the amounts previously drawn under this Section 4.3(b) until the aggregate reductions in such distributions equal the aggregate draws made under this Section 4.3(b).
ARTICLE V.
Management and Related Matters
          Section 5.1. Power and Authority of the General Partner.
     (a) The General Partner shall conduct, direct and exercise full control over all activities of the Partnership. Except as otherwise expressly provided in this Agreement, and subject to all approvals as may be required by managers of the General Partner in accordance with the terms of its organizational documents, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and the Limited Partners shall have no right of control over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under the Act or which are granted to the General Partner under any other provision of this Agreement, the General Partner shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership in the name of the Partnership.
     (b) In accomplishing all of the foregoing and in fulfilling its obligations pursuant to this Agreement, the General Partner may, in its sole discretion, retain or use any Affiliates’ personnel, properties and equipment or the General Partner may hire or rent those of third parties and may employ on a temporary or continuing basis outside accountants, attorneys, consultants and others on such terms as the General Partner deems advisable. No person, firm or corporation dealing with the Partnership shall be required to inquire into the authority of the General Partner to take any action or make any decision.
          Section 5.2. Indemnification.
     (a) Exculpation from Liability. The General Partner shall not have any liability whatsoever to the Partnership or to the Partners for loss caused by any act or by the failure to do any act if the loss suffered arises out of a good faith mistake in business judgment of the General Partner, or if the General Partner, in good faith, had determined that the action or lack of action giving rise to the loss was in the best interests of the Partnership or if the action or lack of action giving rise to the loss was based on the written advice of legal counsel regularly employed by the Partnership in connection with the affairs of the Partnership; provided, however, that such exculpation from liability shall not apply to any liability for loss caused by any act or by the failure to do any act which arises out of the fraud, gross negligence, willful misconduct or intentional violation of law by the General Partner. THE PARTNERS AND THE

PARTNERSHIP RECOGNIZE THAT THIS PROVISION SHALL RELIEVE THE GENERAL PARTNER FROM ANY AND ALL LIABILITIES ARISING OR TO ARISE OUT OF ANY ORDINARY NEGLIGENCE BY THE GENERAL PARTNER.
     (b) Indemnification. THE PARTNERSHIP SHALL INDEMNIFY TO THE MAXIMUM EXTENT PERMITTED UNDER THE ACT AND SAVE HARMLESS (I) THE GENERAL PARTNER, ITS RESPECTIVE AFFILIATES AND ITS RESPECTIVE MEMBERS, OFFICERS, EMPLOYEES AND AGENTS AND (II) THE PARTNERS AND THEIR RESPECTIVE AFFILIATES, MEMBERS, PARTNERS, OFFICERS, EMPLOYEES AND AGENTS (IN THIS Section 5.2 SOMETIMES INDIVIDUALLY CALLED AN “INDEMNITEE”) FROM ALL LIABILITIES FOR WHICH INDEMNIFICATION IS PERMITTED UNDER THE ACT; PROVIDED, HOWEVER, THAT NO INDEMNITEE SHALL BE INDEMNIFIED BY THE PARTNERSHIP FOR ANY ACTS OR OMISSIONS BY THE INDEMNITEE THAT CONSTITUTE FRAUD, GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR INTENTIONAL VIOLATION OF LAW. AN INDEMNITEE SHALL NOT BE DENIED INDEMNIFICATION IN WHOLE OR IN PART UNDER THIS Section 5.2 BECAUSE THE INDEMNITEE HAD AN INTEREST IN THE TRANSACTION WITH RESPECT TO WHICH THE INDEMNIFICATION APPLIES IF THE TRANSACTION WAS OTHERWISE PERMITTED AND APPROVED PURSUANT TO THE TERMS OF THIS AGREEMENT AND IN THE ABSENCE OF ANY FRAUD ON BEHALF OF THE INDEMNITEE AND ITS AFFILIATES.
     (c) Advance Payment. The right to indemnification conferred in this Section 5.2 shall include the right to be paid or reimbursed by the Partnership the reasonable expenses incurred by an Indemnitee who was in or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Indemnitee’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Indemnitee in advance of the final disposition of a Proceeding, shall be made only upon delivery to the Partnership of a written affirmation by such Indemnitee of his or her good faith belief that he has met the standard of conduct necessary for indemnification under this Section 5.2 and a written undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Section 5.2 or otherwise.
     (d) Appearance as a Witness. Notwithstanding any other provision of this Section 5.2, the Partnership may pay or reimburse expenses incurred by an Indemnitee in connection with his appearance as a witness or other participation in a Proceeding at a time when he is not a named defendant or respondent in the Proceeding.
     (e) Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Section 5.2 shall not be exclusive of any other right which an Indemnitee may have or hereafter acquire under any law (common or statutory), provision of the Articles or this Agreement, approval by the Partner or otherwise.
     (f) Insurance. The General Partner, on behalf of the Partnership, may purchase and maintain insurance, at the Partnership’s expense, to protect the Partnership and any Person who is or was serving at the request of the Partnership as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Partnership would have the power to indemnify such Person against such expense, liability or loss under this Section 5.2.
     (g) Partner Notification. To the extent required by law, any indemnification of or advance of expenses in accordance with this Section 5.2 shall be reported in writing to the Partner as soon as reasonably practicable and in any case, within the 12-month period immediately following the date of the indemnification or advance.
     (h) Savings Clause. If this Section 5.2 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Partnership shall nevertheless indemnify and hold harmless an Indemnitee as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any Proceeding to the full extent permitted by any applicable portion of this Section 5.2 that shall not have been invalidated and to the fullest extent permitted by applicable law.
ARTICLE VI.
Rights of Partners
          Section 6.1. Rights of Partners. Each of the Partners shall have the right to: (a) have the Partnership books and records (including, without limitation, those required under the Act) kept at the principal United States office of the Partnership and at all reasonable times to inspect and copy any of them at the sole expense of such Partner; (b) have on demand true and full information of all things affecting the Partnership and a formal account of Partnership affairs whenever circumstances render it just and reasonable; (c) have dissolution and winding up of the Partnership by decree of court as provided for in the Act; and (d) exercise all rights of a partner under the Act (except to the extent otherwise specifically provided herein).
          Section 6.2. Restricted Actions Requiring Partner Approval. The General Partner (and the officers and agents acting on its behalf) shall not cause the Partnership to take action in connection with the following matters without the prior written consent of a Supermajority Interest of the Partners:
               (a) the authorization or issuance of a new class or series of equity securities having rights, preferences or priorities that are senior in rank to the Units;
               (b) (A) the sale of all or substantially all of the assets of the Partnership on a consolidated basis to an unrelated person or entity, (B) a merger, reorganization or consolidation in which the holders of the Partnership’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity immediately upon completion of such transaction, (C) the sale of all or a majority of the outstanding equity interests in the Partnership to an unrelated person or entity whether by share exchange or otherwise or (D) any other transaction or series of transactions in which, the owners of the Partnership’s outstanding voting power prior to such transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of the transaction (any such transaction, an “Exit Transaction”); or
               (c) the conversion of the Partnership into another form of entity whether by merger, consolidation or otherwise.
          Section 6.3. Limitations on Partners. Except as expressly provided herein, the Partners shall not: (a) be permitted to take part in the business or control of the business or affairs of the Partnership; (b) have any voice in the management or operation of any Partnership property; or (c) have the authority or power to act as agent for or on behalf of the Partnership or any other Partner, to do any act that would be binding on the Partnership or any other Partner, or to incur any expenditures on behalf of or with respect to the Partnership. No Partner shall hold out or represent to any third party that the Partners have any such power or right or that the Partners are anything other than “partners” in the Partnership.
          Section 6.4. Liability of Partners. The Partners shall not be liable for the debts, liabilities, contracts or other obligations of the Partnership except (a) for any unpaid Capital Contributions agreed to be made by such Partner, and (b) as otherwise provided in the Act.
          Section 6.5. Withdrawal and Return of Capital Contributions. No Partner shall be entitled to (a) withdraw from the Partnership except upon the assignment by such Partner of all of its interest in the Partnership in accordance with ARTICLE IX, or (b) the return of its Capital Contributions except to the extent, if any, that distributions made pursuant to the express terms of this Agreement may be considered as such by law or upon dissolution and liquidation of the Partnership, and then only to the extent expressly provided for in this Agreement and as permitted by law.
          Section 6.6. Covenant Regarding Registration Rights. The Partnership agrees that upon the request of Partners holding at least a majority of the outstanding Units, the Partnership will enter into a registration rights agreement with all Partners who own at least 5% of the then outstanding Units. Such registration rights agreement shall provide no less than two demand registration rights on Form S-3 for each such Partner owning at least 5% of the then outstanding Units, and shall provide for an unlimited number of piggy-back rights for such Partners, each subject to standard terms and conditions.
          Section 6.7. Acknowledged and Permitted Yorktown Activities. The Partnership and the Partners recognize that (i) Yorktown and its Affiliates own and will own substantial equity interests in other companies (existing and future) that participate in the energy industry and the coal industry, including without limitation Armstrong Land Company, LLC (collectively, the “Yorktown Portfolio Companies”), (ii) that the Yorktown Designees who serve as managers of the General Partner also serve as directors of or advisors to the Yorktown

Portfolio Companies, and (iii) that at any given time, the Yorktown Portfolio Companies may be in direct or indirect competition with the Partnership and/or its Subsidiaries. The Partnership and the Partners acknowledge and agree that (i) Yorktown, its Affiliates and the Yorktown Designees: (A) shall not be prohibited or otherwise restricted by their relationship with the Partnership and its Subsidiaries from engaging in the business of investing in Yorktown Portfolio Companies, entering into agreements to provide services to such companies or acting as directors or advisors to, or other principals of, such Yorktown Portfolio Companies, regardless of whether such activities are in direct or indirect competition with the business or activities of the Partnership or its Subsidiaries (each, an “Excluded Business Opportunity”), and (B) shall not have any obligation to offer the Partnership or its Subsidiaries any Excluded Business Opportunity, and (ii) the Partnership and the Partners hereby renounce any interest or expectancy in any Excluded Business Opportunity pursued by Yorktown, its Affiliates, the Yorktown Designees or the Yorktown Portfolio Companies and waive any claim that any such business opportunity constitutes a corporate, partnership or other business opportunity of the Partnership or any of its Subsidiaries.
          Section 6.8. Reimbursement of Partners. The Partnership or its Subsidiaries shall pay or reimburse Yorktown for all direct and indirect costs and expenses incurred by Yorktown in forming, organizing, and capitalizing the Partnership and any Subsidiary, including legal fees, accounting fees, and consulting fees. Unless expressly permitted in this Agreement, none of the Partners nor any Affiliate thereof shall be paid any compensation, management fees or other remuneration for their services to the Partnership or be reimbursed for out-of-pocket, overhead or general administrative expenses.
          Section 6.9. Meetings of Partners. The Partners may hold meetings from time to time to inform and such meetings shall be held at such times and places, as often and in such manner as shall be determined by a Supermajority Interest of the Partners. Notwithstanding the foregoing provisions of this Section 6.9, the Partners shall not be permitted to take part in the business or control of the business of the Partnership; it being the intention of the parties that the involvement of the Partners as contemplated in this Section 6.9 is for the purpose of informing the Partners with respect to various Partnership matters, explaining any information furnished to the Partners in connection therewith, answering any questions the Partners may have with respect thereto and receiving any ideas or suggestions the Partners may have with respect thereto; it being the further intention of the parties that the General Partner shall have full and exclusive power and authority on behalf of the Partnership to acquire, manage, control and administer the assets, business and affairs of the Partnership, subject to the provisions of Section 6.2 of this Agreement and the other applicable provisions of this Agreement.
          Section 6.10. Confidentiality. No Partner shall use, publish, disseminate or otherwise disclose, directly or indirectly, any Confidential Information that comes into the possession of such Partner for other than a proper Partnership purpose; provided that Yorktown may disclose certain Confidential Information regarding the nature and performance of its investment in the Partnership to its investors. No Partner shall disclose any such Confidential Information except as expressly authorized by this Agreement or by the General Partner, or as required by law or governmental or regulatory authority. Each Partner shall instruct all

Affiliates (including their representatives, agents and counsel) to comply with this Section 6.10. If a Partner is required by law or court order to disclose information that would otherwise be Confidential Information under this Agreement, such Partner shall immediately notify the General Partner of such notice and provide the Partnership the opportunity to resist such disclosure by appropriate proceedings. The terms of this Section 6.10 shall survive until the earlier to occur of (i) the date following one (1) year from the date of the liquidation of the Partnership and (ii) the date following two (2) years from the date of termination of the Partner’s Partnership Interest in the Partnership.
ARTICLE VII.
Books, Reports and Tax Matters
          Section 7.1. Capital Accounts, Books, and Records.
     (a) The Partnership shall keep books of account for the Partnership in accordance with the terms of this Agreement. Such books shall be maintained at the principal office of the Partnership and/or at the office of the Partnership’s independent accountant.
     (b) An individual capital account (the “Capital Account”) shall be maintained by the Partnership for each Partner as provided below:
     (i) The Capital Account of each Partner shall, except as otherwise provided herein, be increased by the amount of cash and the fair market value of any property contributed to the Partnership by such Partner (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to under Section 752 of the Internal Revenue Code) and by such Partner’s share of the Net Profits of the Partnership and any other items of income or gain allocated to such Partner, and shall be decreased by such Partner’s share of the Net Losses of the Partnership and any other items of loss or deduction allocated to such Partner, and by the amount of cash or the fair market value of any property distributed to such Partner (net of liabilities secured by such distributed property that such Partner is considered to assume or take subject to under Section 752 of the Internal Revenue Code).
     (ii) Any adjustments of basis of Partnership property provided for under Sections 734 and 743 of the Internal Revenue Code and comparable provisions of state law (resulting from an election under Section 754 of the Internal Revenue Code or comparable provisions of state law) shall not affect the Capital Accounts of the Partners (unless otherwise required by applicable Treasury Regulations), and the Partners’ Capital Accounts shall be debited or credited pursuant to the terms of this Section 7.1 as if no such election had been made.
     (iii) Capital Accounts shall be adjusted, in a manner consistent with this Section 7.1, to reflect any adjustments in items of Partnership income, gain, loss or deduction that result from amended returns filed by the Partnership or pursuant to an agreement by the Partnership with the Internal Revenue Service or a final court decision.

     (iv) It is the intention of the Partners that the Capital Accounts of each Partner be kept in the manner required under Treasury Regulation Section 1.704-1(b)(2)(iv). To the extent any additional adjustment to the Capital Accounts is required by such regulation, the Partnership is hereby authorized to make such adjustment after notice to the Partners.
          Section 7.2. Bank Accounts. The General Partner shall cause one or more accounts to be maintained in a bank (or banks) which is a member of the Federal Deposit Insurance Corporation or some other financial institution, which accounts shall be used for the payment of the expenditures incurred by the Partnership in connection with the business of the Partnership, and in which shall be deposited any and all receipts of the Partnership. The General Partner shall determine the number of and the persons who will be authorized as signatories on each such bank account. The Partnership may invest the Partnership funds in such money market accounts or other investments as the General Partner shall determine to be of high quality.
          Section 7.3. Reports.
     (a) Within 45 days after the end of each fiscal quarter, the Partnership shall furnish to each Partner a consolidated unaudited balance sheet of the Partnership and its Subsidiaries as of the end of such fiscal quarter and the related income statement, statement of partners’ equity and statement of cash flows for such fiscal quarter prepared in accordance with generally accepted accounting principles, consistently applied, except that footnotes and year-end adjusting entries shall not be required.
     (b) Within 120 days after the end of each fiscal year, the Partnership shall furnish to each Partner a consolidated balance sheet of the Partnership and its Subsidiaries as of the end of such fiscal year and the related income statement, statement of partners’ equity and statement of cash flows for such fiscal year prepared in accordance with generally accepted accounting principles, consistently applied and as audited by (and together with the report of their review of) the Partnership’s auditors who shall be selected from among the nationally recognized accounting firms.
     (c) The Partnership shall provide each Partner with copies of such financial reports as shall be reasonably requested from time to time by the Partners and any such other reports and financial information as the General Partner shall determine from time to time, including, without limitation, interim consolidated financial statements for the Partnership and its Subsidiaries (including income statements, balance sheets and cash flow statements) and copies of all engineering reserve reports and other financial reports that the Partnership or its Subsidiaries provides to any financial institution that provides debt or equity financing to the Partnership or its Subsidiaries.
          Section 7.4. Tax Elections. The General Partner shall make such tax elections on behalf of the Partnership as it shall deem appropriate in its sole discretion.

          Section 7.5. Tax Returns. The General Partner shall deliver necessary tax information to each Partner after the end of each fiscal year of the Partnership. Not less than 60 days prior to the date (as extended) on which the Partnership intends to file its federal income tax return or any state income tax return but in any event no earlier than March 1 of each year, the return proposed to be filed by the General Partner shall be furnished to the Partners for review. In addition, not more than 10 days after the date on which the Partnership files its federal income tax return or any state income tax return, a copy of the return so filed by the General Partner shall be furnished to the Partners.
ARTICLE VIII.
Dissolution, Liquidation, and Termination
          Section 8.1. Dissolution. The Partnership shall be dissolved upon the occurrence of any of the following:
     (a) The occurrence of December 31, 2016 (the “Exit Date”), unless extended upon approval by the General Partner for up to two successive one year terms.
     (b) The sale or other disposition of all or substantially all of the property then owned by the Partnership.
     (c) The decision by the General Partner to dissolve.
          Section 8.2. Liquidation and Termination. Upon dissolution of the Partnership, one or more persons selected by the General Partner shall act as liquidator who shall have full authority to wind up the affairs of the Partnership and make final distribution as provided herein. The liquidator shall continue to operate the Partnership properties with all of the power and authority of the General Partner. The steps to be accomplished by the liquidator are as follows:
     (a) As promptly as possible after dissolution and again after final liquidation, the liquidator, if requested by any Partner, shall cause a proper accounting to be made by the Partnership’s independent accountants of the Partnership’s assets, liabilities and operations through the last day of the month in which the dissolution occurs or the final liquidation is completed, as appropriate.
     (b) The liquidator shall sell all properties and assets of the Partnership for cash as promptly as is consistent with obtaining the best price herefore; provided, however, that upon the consent of a Supermajority Interest of the Partners, the liquidator may retain properties for distribution in kind. All Net Profit or Net Loss realized on such sales shall be allocated to the Partners as provided in this Agreement, and the Capital Accounts of the Partners shall be adjusted accordingly. In the event of a distribution of properties in kind, the liquidator shall first adjust the Capital Accounts of the Partners by the amount of any Net Profit or Net Loss that would have been recognized by the Partners if such properties had been sold at their fair market values. The liquidator shall pay all of the debts and liabilities of the Partnership (including all expenses incurred in liquidation) or otherwise make adequate provision _herefore (including without limitation the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine). After making payment or provision for all debts and liabilities of the Partnership, the liquidator shall then distribute the proceeds of such sales or such properties to the Partners in the manner provided in Section 4.3. If the foregoing distributions to the Partners do not equal the Partners’ respective positive Capital Account balances as determined after giving effect to the foregoing adjustments and to all adjustments attributable to allocations of Net Profits or Net Losses realized by the Partnership during the taxable year in question and all adjustments attributable to contributions and distributions of money and property effected prior to such distribution, then, the allocations of Net Profits and Net Losses (or any items thereof) provided for in this Agreement shall be adjusted, to the least extent necessary, to produce a Capital Account balance for each Partner which corresponds to the amount of the distribution to such Partner. Each Partner shall have the right to designate another person to receive any property that otherwise would be distributed in kind to that Partner pursuant to this Section 8.2. Any Partnership properties distributed in kind will be distributed in a manner that complies with any agreements by which such properties are bound or subject to.
     (c) Except as expressly provided herein, the liquidator shall comply with any applicable requirements of the Act and all other applicable laws pertaining to the winding up of the affairs of the Partnership and the final distribution of its assets.
     (d) Notwithstanding any provision in this Agreement to the contrary, no Partner shall be obligated to restore a deficit balance in its Capital Account at any time.
     The distribution of cash and/or property to the Partners in accordance with the provisions of this Section 8.2 shall constitute a complete return to the Partners of their Capital Contributions and a complete distribution to the Partners of their interest in the Partnership and all Partnership property.
ARTICLE IX.
Assignments of Interests
          Section 9.1. Assignment by Partners.
     (a) In addition to any restrictions that are imposed under applicable securities laws, no Partner’s interest in the Partnership or rights therein, including any interest in a Unit (the “Partnership Interest”), shall be Transferred, in whole or in part, without the prior written consent of the Partnership and a Supermajority Interest of the Partners; provided, however, that any Partner may assign its Partnership Interest without obtaining such consent pursuant to (i) an Excluded Affiliate Transfer, or (ii) a Transfer that is otherwise permitted pursuant this Agreement. Any attempt by a Partner to Transfer its Partnership Interest in violation of the immediately preceding sentence shall be void ab initio. Notwithstanding anything herein to the contrary, unless otherwise agreed to in writing by the Partnership (with approval by the General

Partner), no Transfer of Partnership Interests (including Units) otherwise permitted or required by this Agreement shall be effective unless and until any transferee who is not already a party to this Agreement (and such transferee’s spouse, if applicable) shall execute and deliver to the Partnership an Addendum Agreement in the form attached hereto as Exhibit B (an “Addendum Agreement”) in which such transferee (and such transferee’s spouse, if applicable) agrees to be bound by this Agreement and to observe and comply with this Agreement and with all obligations and restrictions imposed on the Partners hereby.
     (b) Unless an assignee of a Partnership Interest becomes a substituted Partner in accordance with the provisions set forth below, such assignee shall not be entitled to any of the rights granted to a Partner hereunder, other than the right to receive allocations of income, gains, losses, deductions, credits, and similar items and distributions to which the assignor would otherwise be entitled, to the extent such items are assigned. The Partnership shall be entitled to treat the record holder of any Partnership Interest as the absolute Partner thereof in all respects and shall incur no liability for distributions of cash or other property made in good faith to such Partner until such time as the assignee of such Partnership Interest has become a substituted Partner as provided herein.
     (c) Any person that acquires Units pursuant to a Transfer of Units to such person by a Partner strictly in accordance with this ARTICLE IX and the other provisions of this Agreement or pursuant to an issuance to such person by the Partnership in accordance with this Agreement shall automatically be admitted as a Partner without further action by the Partnership. No other person (including an assignee of a Partnership Interest) shall become a substituted Partner entitled to all of the rights of a Partner, unless (i) the assignor gives the assignee such right, (ii) the Partnership (with approval of the General Partner) consents in writing to such substitution, the granting or denying of which shall be in its sole discretion, (iii) the assignee (and such assignee’s spouse, if applicable) executes and delivers such instruments, in form and substance satisfactory to the General Partner, as the General Partner may deem necessary or desirable to effect such substitution and to confirm the agreement of the assignee to be bound by all of the terms and provisions of this Agreement, including but not limited to an Addendum Agreement, and (iv) if the General Partner so requires, the assignee reimburses the Partnership for any costs incurred by the Partnership in connection with such assignment and substitution. Upon the satisfaction of such requirements, such assignee shall be admitted as of such date as shall be provided for in any document evidencing such assignment as a substituted Partner of the Partnership.
          Section 9.2. Right of First Refusal and Tag-Along Rights. Except as provided in Section 9.4, any Partner wishing to Transfer his/its Units (a “Selling Partner”) to a third party purchaser (the “Proposed Purchaser”) shall cause the Proposed Purchaser’s offer and all of the terms thereof to be reduced to writing, and shall promptly notify the Partnership and each of the other Partners of such Selling Partner’s desire to effect the Transfer (such notice, the “Transfer Notice”). The Selling Partner’s Transfer Notice shall constitute an irrevocable offer to sell all but not less than all of the Units which are the subject of the Transfer Notice (the “Disposition Units”) to the Partnership and the other Partners (the “Non-Selling Partners”), on the basis described below, at a purchase price equal to the price contained in, and on the same terms and conditions of, the Transfer Notice. The Transfer Notice shall specify the proposed price, number of Disposition Units, identity of the Proposed Purchaser, and any other relevant information.
          (a) Right of First Refusal. The Partnership shall have a right of first refusal (the “Partnership’s Right of First Refusal”) to purchase all of the Disposition Units, if the Partnership gives written notice of the exercise of such right to the Selling Partner within 20 days (the “Partnership’s Refusal Period”) from the receipt of the Transfer Notice. If the Partnership does not intend to exercise the Partnership’s Right of First Refusal in full or if the Partnership is not lawfully able to repurchase all of the Disposition Units, the Partnership will send written notice thereof (the “Partnership’s Expiration Notice”) to the Selling Partner and to each other Partner at least 10 days before the expiration of the Partnership’s Refusal Period. If the Partnership does not purchase all the Disposition Units pursuant to the Partnership’s Right of First Refusal, the Non-Selling Partners shall have a right of second refusal (the “Partners’ Right of Second Refusal”) to purchase the remaining Disposition Units (the “Remaining Disposition Units”) by giving written notice of the exercise of such right to the Selling Partner and the Partnership within 20 days from receipt of the Partnership’s Expiration Notice. Each Non-Selling Partner shall have the right to purchase such Non-Selling Partner’s Proportionate Percentage (based upon the group of the Non-Selling Partners) of the Remaining Disposition Units. If any Non-Selling Partner elects not to purchase his or its Proportionate Percentage of such Remaining Disposition Units, the other Non-Selling Partners may purchase their respective Proportionate Percentages (based on the group of the other Non-Selling Partners) of such Remaining Disposition Units, and so on for any unpurchased Remaining Disposition Units, until no Non-Selling Partner desires to purchase any more Remaining Disposition Units. The purchase price for the Units to be purchased by the Partnership upon exercise of the Partnership’s Right of First Refusal or the Non-Selling Partners upon the exercise of the Partners’ Right of Second Refusal will be the bona fide cash price (or the fair market value of any non-cash consideration as determined in good faith by the General Partner) per Unit for which the Selling Partner proposes to Transfer such Disposition Units to the Proposed Purchaser (subject to any rights the Partnership may have under any other agreement to purchase all or some of such Units at a lower price), and will be payable within 30 days after the date of the Partnership’s Expiration Notice. Payment of the purchase price will be made, at the option of the Partnership, (a) in cash (by cashier’s check), (b) by wire transfer of immediately available funds to the Selling Partner, or (c) by any combination of the foregoing.
          (b) In the event that the Partnership and the Non-Selling Partners do not elect to exercise the rights to purchase under Section 9.2(a) with respect to all of the Disposition Units, the Selling Partner may sell the remaining balance of such Units to the Proposed Purchaser on the terms and conditions set forth in the Transfer Notice, subject to the provisions of Section 9.2(c). Promptly after such Transfer, the Selling Partner shall notify the Partnership, which in turn shall promptly notify all the Partners, of the consummation thereof and shall furnish such evidence of the completion and time of completion of the Transfer and of the terms thereof as may reasonably be requested by the Partnership or the General Partner. If the Selling Partner’s sale to a Proposed Purchaser is not consummated in accordance with the terms of the Transfer Notice on or before ninety (90) calendar days after the receipt by the Partnership of the

Transfer Notice, any Transfers of Units may only be made after renewed compliance with all of the provisions of this Section 9.2(b).
          (c) Tag-Along Rights. If the Partnership and the Non-Selling Partners do not exercise their respective refusal rights to purchase all of the Disposition Units, the Selling Partner shall cause the Proposed Purchaser that proposes to acquire the Disposition Units remaining after the exercise of such rights to offer in writing (the “Purchase Offer”) to the other Partners (each recipient is referred to as a “Tag-Along Partner”) to purchase a Proportionate Percentage (calculated with respect to all of the Partners) of the remaining balance of such Units. Any such purchase shall be made in accordance with the following:
          (i) the purchase from each Tag-Along Partner shall be made at the highest price per share and on such other terms and conditions as the Proposed Purchaser has offered to purchase Disposition Units from the Selling Partner;
          (ii) each Tag-Along Partner shall have no more than 20 days from the receipt of the Purchase Offer in which to accept such Purchase Offer, in whole or in part;
          (iii) to the extent that a Tag-Along Partner accepts such Purchase Offer, the number of Units to be sold to the Proposed Purchaser by the Selling Partner shall be reduced; and
          (iv) the closing of such purchase shall occur within 30 days after such acceptance or at such other time as the Selling Partner, the Tag-Along Partners and the Proposed Purchaser may agree.
          Section 9.3. Drag-Along Rights. At any time a Partner proposes a Drag-Along Transaction and if such proposed Drag-Along Transaction has been approved by a Supermajority Interest of the Partners (any such approved Drag-Along Transaction, an “Approved Sale”), then all Partners shall consent to and raise no objections against the Approved Sale, and if the Approved Sale is structured as (i) a merger, share exchange or consolidation of the Partnership, or a sale of all or substantially all of the assets of the Partnership, each Partner shall vote in favor of the Approved Sale and shall waive any dissenters rights, appraisal rights or similar rights in connection with such merger, consolidation or asset sale, or (ii) a sale of Units, the Partners shall agree to sell all their respective Units which are the subject of the Approved Sale, on the terms and conditions of such Approved Sale. The Partners shall promptly take all necessary and desirable actions in connection with the consummation of the Approved Sale, including the execution of such agreements and such instruments and other actions reasonably necessary to (A) provide customary representations, warranties, indemnities, and escrow arrangements relating to such Approved Sale and (B) effectuate the allocation and distribution of the aggregate consideration upon the Approved Sale. The Partners shall be permitted to sell their respective Units pursuant to an Approved Sale without complying with any other provisions of this ARTICLE IX of this Agreement. In furtherance of, but only to the extent that a Partner breaches its obligations under, this Section 9.3, each of the Partners hereby (i) irrevocably appoints the officer duly authorized by the General Partner as its agent and attorney-in-fact (the

“Agent”) (with full power of substitution) to execute all agreements, instruments and certificates and take all actions necessary or desirable to effectuate any Approved Sale hereunder; and (ii) grants to the Agent a proxy (which shall be deemed to be coupled with an interest and irrevocable) to vote the Units held by such Partner in favor of any Approved Sale hereunder.
          Section 9.4. Involuntary Transfers.
     (a) In the event of an Involuntary Transfer of any Units by a Partner, such Partner or his successor or transferee of Units in such Involuntary Transfer, as applicable, shall give written notice (an “Involuntary Transfer Notice”) to the Partnership promptly after the occurrence of the event which caused such Involuntary Transfer. After receipt of an Involuntary Transfer Notice, the Partnership shall have the option for 90 days from the date of receipt of the Involuntary Transfer Notice to elect to purchase all such Units within such 90-day period at their fair market value. As used herein, “fair market value” shall mean such reasonable and fair value as determined in good faith by the General Partner; provided, however, that if the General Partner is unable to make such a determination of fair market value, such determination of fair market value shall be made by an investment banking firm of recognized national standing selected by the General Partner, and such firm shall be engaged and paid by the Partnership. The determination of fair market value of such investment banking firm (or, if such investment bank determines a range of fair market values, the mid-point of such range) shall be final and binding on all parties.
     (b) The closing of the purchase by the Partnership of Units pursuant to this Section 9.4 shall occur on the date specified by the Partnership.
          Section 9.5. Termination. This ARTICLE IX shall terminate upon the earlier of any one or more of the following: (i) the occurrence of an Exit Transaction; (ii) the consummation of an Approved Sale pursuant to Section 9.3; (iii) the Bankruptcy of the Partnership, (iv) when there is otherwise only one surviving Partner as a party to this Agreement; or (v) upon the date on which the Partnership completes a Qualified Public Offering or a Qualified Merger.
          Section 9.6. Spouses of Partners. Each spouse of a Partner who is a natural person shall be required to execute a Spousal Agreement in the form of Exhibit C to evidence their agreement and consent to be bound by the terms and conditions of this Agreement as to their interest, whether as community property or otherwise, if any, in the Partnership Interests owned by such Partner.
          Section 9.7. Removal of the General Partner. Subject to the provisions hereof, Yorktown VII or Yorktown VIII may unilaterally remove the General Partner and select a new General Partner to operate and carry on the business and affairs of the Partnership. Any such successor General Partner will be named in, and its appointment as such will be effective as of a date specified in, a notice to the General Partner from the Limited Partner exercising the right to remove the General Partner and select the successor General Partner (the “Removal Date”). The removal of the General Partner shall be effective only if and when the following conditions have been satisfied:

     (a) A successor General Partner shall have been selected and shall have agreed to accept the responsibilities of a General Partner and shall have made arrangements to purchase the removed General Partner’s Partnership Interest for cash. The purchase price for the removed General Partner’s Partnership Interest shall equal the amount that the General Partner would have been entitled to receive pursuant to Section 8.2 if the Partnership had been liquidated on and as of the Removal Date and all of the Partnership’s assets had been sold on such date; provided, however, that in the event that the substitute General Partner and the removed General Partner are unable to agree on such purchase price, the removed General Partner shall have the right to have the valuation of its Partnership interest determined by a nationally recognized firm of petroleum engineers or independent investment banking firm selected by the removed General Partner and reasonably acceptable to the substitute General Partner and all costs associated with such valuation shall be borne by the Partnership. Such Person shall determine the value of the asset or assets in question in accordance with the provisions of Section 8.2, and the determination by such person shall be binding on all Partners. The new General Partner shall release the removed General Partner from personal liability on all permitted Partnership indebtedness; and if the Partnership creditors will not consent to such release, the new General Partner shall indemnify, in a manner reasonably satisfactory to the removed General Partner, the removed General Partner for such liability.
     (b) This Agreement and the Certificate shall have been duly amended to name the new General Partner. To the extent required by the laws of any jurisdiction to which the Partnership or this Agreement is subject, the Partners hereby unanimously consent to the admission of such successor General Partner and hereby appoint such successor General Partner as the agent and attorney in fact for each Partner (including without limitation the former General Partner) for the purpose of signing, swearing to and filing an amendment to the Certificate and all other necessary or appropriate documents in connection with the substitution of such successor General Partner.
     (c) The Partnership shall have received a legal opinion that (i) the exercise of the powers described in this Section 9.7 would not result in the loss of limited liability of any Limited Partner and (ii) the Partnership would not be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such powers.
ARTICLE X.
Miscellaneous
          Section 10.1. Notices. All notices, elections, demands, or other communications required or permitted to be made or given pursuant to this Agreement shall be in writing and shall be considered as properly given or made on the date of actual delivery if given by (a) personal delivery, (b) United States mail, (c) expedited overnight delivery service with proof of delivery, or (d) via facsimile with confirmation of delivery, addressed to the respective addressee(s) and their counsel, where indicated. Any Partner may change its address by giving notice in writing to the other Partners of its new address.

          Section 10.2. Amendment.
     (a) In addition to the right of the General Partner to amend this Agreement as provided below, any change, modification, or amendment to this Agreement shall be effective if made by an instrument in writing that has been duly approved by the General Partner and a Supermajority Interest of the Partners.
     (b) Notwithstanding Section 10.2(a), with respect to any change, modification, or amendment to this Agreement that would adversely affect any of the Partners in any disproportionate and material respect, such change, modification, or amendment shall not be binding on such Partner unless contained in a written instrument duly executed by such Partner; provided, however, any amendment which is made to facilitate a merger or consolidation of the Partnership with any corporation, partnership or other entity, to convert the Partnership into another entity, or to cause the Partnership to participate in an exchange of interests or some type of business combination with any corporation, partnership or other entity, shall require the approval only of the General Partner if each of the material terms and provisions of such merger, consolidation, conversion, exchange, or combination provides for equal and/or proportionate treatment of each of the Partners.
     (c) With respect to any change, modification, or amendment to this Agreement that would change the name of the Partnership, admit new or substituted Partners in accordance with the terms of ARTICLE IX, or any other change, modification, or amendment which does not adversely affect the Partners in any disproportionate and material respect, and any change, modification, or amendment which the General Partner determines is necessary or advisable to ensure that the Partnership is not and will not be treated as an association taxable as a corporation for federal income tax purposes or to conform with changes in applicable tax law (provided such changes do not have a material adverse effect on the Partners), such change, modification, or amendment may be contained in a written instrument executed solely by a duly authorized officer of the Partnership, provided that the General Partner notifies the Partners of such change, modification, or amendment.
          Section 10.3. Partition. Each of the Partners hereby irrevocably waives for the term of the Partnership any right that such Partner may have to maintain any action for partition with respect to the Partnership property.
          Section 10.4. Entire Agreement. This Agreement and the other documents contemplated hereby constitute the full and complete agreement of the parties hereto with respect to the subject matter hereof.
          Section 10.5. Severability. Every provision in this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.
          Section 10.6. No Waiver. The failure of any Partner to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not constitute a waiver of such Partner’s right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.
          Section 10.7. Applicable Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the internal laws of the State of Delaware, without regard to rules or principles of conflicts of law requiring the application of the law of another State.
          Section 10.8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns; provided, however, that no Partner may Transfer all or any part of its rights or interest in the Partnership or under this Agreement except in accordance with ARTICLE IX; provided, however, a Partner may assign any or all of its rights or interests, or delegate any or all of its obligations, in this Agreement to (i) any other Partner or (ii) one or more of such Partner’s affiliates.
          Section 10.9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute but one and the same document.
          Section 10.10. Legal Counsel. Each of the Partners hereby acknowledges and agrees that the law firm of Thompson & Knight LLP has been retained by the Yorktown VII and Yorktown VIII in connection with the formation of the Partnership, and such firm does not and will not represent any other Limited Partner in connection with the formation of the Partnership, the offering of interests in the Partnership, the management and operation of the Partnership, or any dispute which may arise between the Partnership, the General Partner and/or their respective Affiliates on the one hand and one or more Limited Partners on the other hand. Such counsel retained by the Yorktown VII and Yorktown VIII may represent the Partnership and/or the General Partner subsequent to the formation of the Partnership.
          Section 10.11. Power of Attorney. Each Limited Partner hereby irrevocably appoints the General Partner as its true and lawful representative and attorney-in-fact, in its name, place and stead to make, execute, sign and file all instruments, documents and certificates which, from time to time, may be required by the laws of the United States of America, the State of Delaware or any other state in which the Partnership shall determine to do business, or any political subdivision or agency thereof, to execute, implement and continue the valid and subsisting existence of the Partnership or as may be necessary or appropriate to carry out the provisions of this Agreement, including:
     (i) all amendments to this Agreement adopted pursuant to this Agreement and all amendments to Exhibit A to this Agreement that the General Partner deems appropriate to admit any Persons admitted as a Limited Partner(s) in accordance with the terms of this Agreement;

     (ii) all certificates of formation of limited partnership and other certificates and instruments or amendments thereof (including the Certificate of Limited Partnership) that the General Partner deems appropriate to qualify or continue the Partnership as a limited partnership in any jurisdiction in which the Partnership may conduct business or to admit any Persons admitted as a Limited Partner in accordance with the terms of this Agreement or to reflect the Commitment of any Partner pursuant to the terms of this Agreement or to reflect any amendments made to this Agreement in accordance with the terms of this Agreement; and
     (iii) all certificates or instruments that the General Partner deems appropriate to reflect the dissolution, termination and/or winding up of the Partnership.
The General Partner, as representative and attorney-in-fact, however, shall not have any rights, powers or authority to amend or modify this Agreement when acting in such capacity, except as expressly provided herein. The foregoing power of attorney is coupled with an interest and shall continue in full force and effect notwithstanding the subsequent death, incompetency, bankruptcy, termination, liquidation or dissolution of such Limited Partner.
* * * *
[Signature Pages of General Partner and Limited Partners Attached]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

GENERAL PARTNER: ELK CREEK GP, LLC
By:	/s/ Martin D. Wilson
	Name:	Martin D. Wilson
	Title:	President

LIMITED PARTNERS: YORKTOWN ENERGY PARTNERS VII, L.P. By: Yorktown VII Company LP, its general partner
By: Yorktown VII Associates LLC, its general partner
By:	/s/ Bryan H. Lawrence
	Name:	Bryan H. Lawrence
	Title:	Member

YORKTOWN ENERGY PARTNERS VIII, L.P. By: Yorktown VIII Company LP, its general partner
By: Yorktown VIII Associates LLC, its general partner
By:	/s/ Bryan H. Lawrence
	Name:	Bryan H. Lawrence
	Title:	Member

EXHIBIT A
Partner Capital Contributions, Units and Sharing Ratios

	Capital	Reclassified
Partner	Contributions	Units	Sharing Ratio
Yorktown Energy Partners VII, L.P. 410 Park Avenue, 19th Floor New York, New York 10022-4407 Facsimile (212) 515-2105	$24,500,000	245,000	18.19%

Yorktown Energy Partners VIII, L.P. 410 Park Avenue, 19th Floor New York, New York 10022-4407 Facsimile (212) 515-2105	109,700,000	1,097,000	81.44%

Elk Creek GP, LLC 7733 Forsyth Blvd. Suite 1625 St. Louis, Mo. 63105	$500,000	5,000	0.37%

Total	$134,700,000	1,347,000	100.00%

EXHIBIT B
Form of Addendum Agreement
     This Addendum Agreement is made this ___ day of ______________, 201__, by and between ______________________ (the “Transferee”) and Armstrong Resource Partners, L.P. a Delaware limited partnership (the “Partnership”), pursuant to the terms of that certain Amended and Restated Agreement of Limited Partnership of the Partnership dated as of October 1, 2011, including all exhibits thereto (the “Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.
WITNESSETH:
     WHEREAS, the Partnership and the Partners and their respective spouses entered into the Agreement to impose certain restrictions and obligations upon themselves, and to provide certain rights, with respect to the Partnership and its Partnership Interests (including Units); and
     WHEREAS, the Partnership and the Partners have required in the Agreement that all Persons to whom Partnership Interests (including Units) of the Partnership are transferred and all other Persons acquiring Partnership Interests (including Units) must enter into an Addendum Agreement binding the Transferee and the Transferee’s spouse to the Agreement to the same extent as if they were original parties thereto and imposing the same restrictions and obligations on the Transferee, the Transferee’s spouse and the Partnership Interests (including Units) to be acquired by the Transferee as are imposed upon the Partners under the Agreement;
     NOW, THEREFORE, in consideration of the mutual promises of the parties and as a condition of the purchase or receipt by the Transferee of the Partnership Interests (including Units), the Transferee acknowledges and agrees as follows:
     1. The Transferee has received and read the Agreement and acknowledges that the Transferee is acquiring Partnership Interests (including Units) subject to the terms and conditions of the Agreement.
     2. The Transferee agrees that the Partnership Interests (including Units) acquired or to be acquired by the Transferee are bound by and subject to all of the terms and conditions of the Agreement, and hereby joins in, and agrees to be bound, by, and shall have the benefit of, all of the terms and conditions of the Agreement to the same extent as if the Transferee were an original party to the Agreement; provided, however, that the Transferee’s joinder in the Agreement shall not constitute admission of the Transferee or the Transferee’s spouse as a Partner unless and until the Transferee is duly admitted in accordance with the terms of the Agreement. This Addendum Agreement shall be attached to and become a part of the Agreement.

     3. Any notice required as permitted by the Agreement shall be given to Transferee at the address listed beneath the Transferee’s signature below.
     4. The spouse of the Transferee, if applicable, joins in the execution of this Addendum Agreement to acknowledge its fairness and that it is in such spouse’s best interests, and to bind such spouse’s community interest, if any, in the Partnership Interests (including Units) to the terms of the Agreement.

Transferee	Transferee’s Spouse
Address:

     AGREED TO on behalf of the Partners of the Partnership pursuant Section 9.1 of the Agreement.

ARMSTRONG RESOURCE PARTNERS, L.P. By: Elk Creek GP, LLC, its general partner
By:

Printed Name and Title

EXHIBIT C
Form of Spousal Consent
     The spouse of the Partner executing the foregoing Limited Partnership Agreement (or the counterpart signature page above) is aware of, understands, and consents to the provisions of the foregoing Agreement and its binding effect upon any community property interest or marital settlement awards he or she may now or hereafter own or receive, and agrees that the termination of his or her marital relationship with such Partner for any reason shall not have the effect of removing any Partnership Interests (including Units) subject to the foregoing Agreement from the coverage thereof and that his or her awareness, understanding, consent, and agreement is evidenced by his or her signature below.

[Spouse’s Name]